Exhibit 10.12

Confidential

     , 2026

Stephanie Kenney

Re: Employment Agreement

Dear Stephanie:

In connection with the distribution (the “Distribution”) by Avidity Biosciences, Inc. (“Avidity”) of all the issued and outstanding shares of common stock, par value $0.001 per share of Atrium Therapeutics, Inc. (the “Company”), you and the Company desire to enter into this Employment Agreement (this “Agreement”), which shall be effective from and after (and subject to the occurrence of) the date of the Distribution and which shall supersede and replace your existing employment agreement with Avidity dated June 25, 2025 (the “Prior Agreement”), which Prior Agreement is being transferred to the Company in connection with the Distribution, upon such effectiveness. In the event that the Distribution does not occur, this Agreement shall be null and void, ab initio. The provisions set forth herein shall be in effect from and after the Distribution, and by entering into this Agreement, you understand and agree that you shall have no further rights or claims under the Prior Agreement as of the date of the Distribution.

1. Title. You will serve as the Company’s Chief Corporate Affairs Officer.

2. Duties. In this position, you will be designated as an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You will be responsible for performing such duties as are customary for your position and any other duties or areas of responsibility that may be reasonably requested from time to time by the Company’s Chief Executive Officer, to whom you will report. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. Your primary work location shall be [     ]. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel with reimbursement in a manner consistent with the Company’s travel reimbursement policies.

3. Salary. You will be paid an annual base salary of $440,000, less applicable deductions and withholdings, to be paid each month in accordance with the Company’s payroll practices, as may be in effect from time to time.

4. Benefits. You will be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

5. Equity Awards. You will be eligible to receive Stock Awards (as defined below) covering the Company’s common stock under the equity plans maintained by the Company.

6. Performance Bonuses. Commencing in 2026, you will be eligible to earn an annual incentive bonus equal to forty percent (40%) of your annual base salary (your “Target Bonus”) Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Company’s Board of Directors (the “Board”) (or duly authorized committee thereof) in its sole discretion, and shall be based upon achievement of performance objectives established by the Board (or duly authorized committee thereof) and other criteria to be determined by the Board (or duly authorized committee thereof). Any bonus shall be paid within thirty (30) days after the Board’s (or such committee’s) determination that a bonus shall be awarded. Except as described in Section 7 below, you must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.

7. At-Will Employment; Termination.

(a) At-Will Employment. Your employment with the Company will be “at-will.” This means that either you or the Company may terminate your employment at any time, with or without Cause or Good Reason (each as defined below), and with or without advance notice. In the event of your termination of employment for any reason, the Company shall pay to you (i) your fully earned but unpaid base salary, when due, through the date of your termination of employment at the rate then in effect, (ii) accrued and unused vacation and/or paid time off, (iii) if your termination occurs after the occurrence of a Change of Control and after the conclusion of a calendar year in respect of which no annual bonus has yet been paid (i.e., such termination occurs on or after January 1, but before the designated payment date for the annual bonus in respect of such completed calendar year), your annual bonus for such completed calendar year based on actual performance as determined by the Board (or duly authorized committee thereof), paid when annual bonuses are paid to the Company’s employees generally for such completed calendar year, but in all events prior to March 15 of the calendar year in which your termination occurs, plus (iv) all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which you may be entitled pursuant to the terms of such plans or agreements at the time of your termination of employment (the “Accrued Obligations”).

(b) Termination For Cause; Resignation Without Good Reason. If, at any time, the Company terminates your employment for Cause, you resign without Good Reason, or if either party terminates your employment as a result of your death or disability, you will receive the Accrued Obligations. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits.

(c) Termination Without Cause; Resignation With Good Reason Not in Connection With a Change of Control. If at any time other than during the Change of Control Period (as defined below), the Company terminates your employment without Cause or you resign for Good Reason, and other than any termination of your employment as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under

Treasury Regulation Section 1.409A-l(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

(i) an amount equal to nine (9) months of your then current base salary (at the rate in effect immediately prior to the date of your termination of employment, or in the case of a material diminution in your base salary which would give rise to Good Reason for your resignation, the base salary in effect prior to such material diminution), to be paid in a lump sum on the sixtieth (60th) day following your Separation from Service (the “Salary Severance”); and

(ii) if you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the nine (9) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the sixtieth (60th) day following your Separation from Service, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be paid to you in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.

(d) Termination Without Cause; Resignation With Good Reason During the Change of Control Period. If the Company terminates your employment without Cause or you resign for Good Reason, and other than any termination of your employment as a result of your death or disability, in each case within fifty-nine (59) days prior to or twenty-four (24) months following the effective date of a Change of Control (as defined herein) (the “Change of Control Period”), and provided such termination constitutes a Separation from Service, then subject to your obligations below, you shall be entitled to receive the following severance benefits

(collectively, the “Change of Control Severance Benefits”) in lieu of the Severance Benefits (and for the avoidance of doubt, in no event will you be entitled to both the Severance Benefits and the Change of Control Severance Benefits):

(i) an amount equal to twelve (12) months of your then current base salary (at the rate in effect immediately prior to the date of your termination of employment, or in the case of a material diminution in your base salary which would give rise to Good Reason for your resignation, the base salary in effect prior to such material diminution), less all applicable withholdings and deductions, to be paid in a lump sum on the sixtieth (60th) day following your Separation from Service (the “Change of Control Salary Severance”);

(ii) an amount equal to 100% of your Target Bonus for the calendar year in which your termination occurs (at the rate in effect immediately prior to the date of your termination of employment, or in the case of a material diminution in your Target Bonus which would give rise to Good Reason for your resignation, the Target Bonus in effect prior to such material diminution), less all applicable withholdings and deductions, paid in a lump sum on the sixtieth (60th) day following your Separation from Service;

(iii) an amount equal to your Target Bonus for the calendar year in which your termination occurs (at the rate in effect immediately prior to the date of your termination of employment, or in the case of a material diminution in your Target Bonus which would give rise to Good Reason for your resignation, the Target Bonus in effect prior to such material diminution), prorated for the portion of the year that has elapsed through your date of termination of employment with the Company, less all applicable withholdings and deductions, paid in a lump sum on the sixtieth (60th) day following your Separation from Service;

(iv) if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “Change of Control COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the Change of Control COBRA Payment Period, the Special Severance Payment, for the remainder of the Change of Control COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the sixtieth (60th) day following your Separation from Service, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be paid to you in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease; and

(v) acceleration of 100% of any unvested time-based Stock Awards. Such acceleration shall be effective as of the later of (A) the effective date of your Separation from Service, or (B) the date of such Change of Control (for the avoidance of doubt, the accelerated vesting of any Stock Awards that are performance-based shall be governed by the applicable equity plan and agreement or plan regarding such Stock Award pursuant to which they were granted). The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award (and, for the avoidance of doubt, if any Stock Award is subject to more favorable vesting pursuant to any agreement or plan regarding such Stock Award, such more favorable provisions shall continue to apply and shall not be limited by this clause (v)).

(e) Conditions For Receipt of Severance Benefits or Change of Control Severance Benefits. The Severance Benefits or Change of Control Severance Benefits are conditional upon (x) your continuing to comply with your obligations under your Employee Invention Assignment and Confidentiality Agreement; (y) your delivering to the Company an effective, general release of claims in favor of the Company in substantially the form attached hereto as Exhibit A (the “Release”), and any revocation period thereunder having expired, within sixty (60) days following your termination date; and (z) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board).

(f) No Mitigation. You shall not be required in any way to mitigate the amount of any payment provided for in this Section 7, including, without limitation, by seeking other employment, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by you as the result of employment with another employer after the termination date of employment, or otherwise.

(g) Definitions.

(i) Definition of Cause. For purposes of this Agreement, “Cause” shall mean one or more of the following: (A) your willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy (B) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (C) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (D) your willful breach of any of your obligations under any written agreement or covenant with the Company. The determination as to whether you are being terminated for Cause shall be made in good faith by the Board. The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time.

(ii) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean your resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent:

(A) a material reduction in your base salary or Target Bonus if such a reduction is not made in proportion to an across-the-board reduction for all senior executives of the Company (and for the avoidance of doubt, following a Change of Control, the reference to senior executives of the Company shall include, without limitation, the senior executives of the ultimate parent entity of the Company (or its successor));

(B) a material reduction or material adverse change in your duties, responsibilities and/or authorities including, without limitation, following a Change of Control, your ceasing to report to the Chief Executive Officer of the ultimate parent entity of the Company (or its successor), and/or your ceasing to serve as the Chief Corporate Affairs Officer of such ultimate parent entity; provided that, prior to a Change of Control, it shall not constitute Good Reason if such reduction is a mere change of title alone or change in reporting relationship and provided further that, changes in your position, title and/or duties as a result of the Distribution shall not constitute Good Reason;

(C) relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then- current principal place of employment immediately prior to such relocation; or

(D) any other action or inaction that constitutes a material breach by the Company of this Agreement or any agreement under which you provide services.

Provided, however that, such termination by you shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from you within ninety (90) days following the first occurrence of the condition that you consider to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (ii) you terminate employment within ninety (90) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

(iii) Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning given to such term in the Company’s 2026 Incentive Award Plan as in effect on the date hereof, it being understood that the Distribution will not constitute a Change of Control. Notwithstanding the foregoing, if a Change of Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change of Control must also constitute a “change in control event” (as defined in Treasury Regulation Section 1,409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.

(iv) Definition of Stock Awards. For purposes of this Agreement, “Stock Awards” shall mean all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

8. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)( B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (A) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Notwithstanding any provision to the contrary in this Agreement, to the extent any payments to you pursuant to this Agreement constitute “nonqualified deferred compensation” subject to Section 409A of the Code or are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1 (b)(9)(iii), then, to the extent required by Section 409A of the Code or to satisfy such exception, no amount shall be payable pursuant to such sections unless your termination of employment constitutes a Separation from Service.

9. Parachute Payments.

(a) Best Pay Provision. In the event that any payment or benefit received or to be received by you pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of your employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). Except to the extent that an alternative reduction order would result in a greater economic benefit to you on an after-tax basis, the Parties intend that the Total Payments shall be reduced in the following order: (w) reduction of any cash severance payments otherwise payable to you that are exempt from Section 409A of the Code, (x) reduction of any other cash payments or benefits otherwise payable to you that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code, (y) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A of the Code, and (z) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code; provided, in case of clauses (x), (y) and (z), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to equity awards with later vesting dates; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on you under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to you on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

(b) Determinations. All determinations regarding the application of this Section 9 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this Section 9 shall be done by the 280G Firm in consultation with the Company. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both you and the Company within fifteen (15) days after notification from either the Company or you that you may receive payments which may be “parachute payments.” You and the Company will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

10. Confidentiality Obligations.

(a) Confidentiality Obligations. In connection with your employment, you have signed and agreed to abide by the Company’s standard form of Employee Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto as Exhibit B (the “Confidentiality Agreement”). In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that your employment does not create a conflict with any agreement between you and a third party.

(b) Other Protections. You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the confidential information to your attorney and use the confidential information in the court proceeding, if you file any document containing the confidential information under seal, and do not disclose the confidential information, except pursuant to court order. In addition, nothing in this Agreement or the Confidentiality Agreement shall prevent you from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.

11. Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, to the extent permitted by applicable law, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, or if inapplicable, the California Arbitration Act, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single neutral arbitrator in Marin County, California, chosen jointly by the parties, and will be conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/ or will be provided to you upon request without charge). If the parties cannot agree on an arbitrator, then JAMS shall appoint an arbitrator in accordance with JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were filed in Superior Court. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

12. Successors. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform any of the Company’s obligations under this Agreement.

13. Miscellaneous. This Agreement, including the exhibits hereto, is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral, including, without limitation, the Prior Agreement. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized officer of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

14. Indemnification. You will receive defense and be indemnified by the Company to the full extent of the provisions of the Company’s charter and bylaws and applicable Delaware law and the Indemnification Agreement between you and the Company.

15. Withholding and other Deductions. All compensation payable to you hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

16. Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to you shall be sent to your most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the Company’s Chief Executive Officer at the email address provided by the Company for such person.

[SIGNATURE PAGE FOLLOWS]

Best regards,

ATRIUM THERAPEUTICS, INC.

Kathleen Gallagher
Chief Executive Officer
Date:

Accepted and agreed:

Stephanie Kenney
Date:

[Signature Page to Employment Agreement]

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Release”) is made by and between Stephanie Kenney (“Executive”) and Atrium Therapeutics. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Release shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, effective as of Month [   ], 202[X] (the “Employment Agreement”) and that certain Confidentiality Agreement (as defined in the Employment Agreement); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective [   ], 20[ ], the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 7 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Release, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments and Benefits; Salary and Benefits. Provided that the Effective Date occurs and Executive continues to comply with this Release and the Continuing Obligations, the Company agrees to provide Executive with the severance payments and benefits described in Section 7 of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive the Accrued Obligations described in Section 7(a) of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims (as defined below), the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries or affiliates, and any of their current, former and future officers, directors, equity holders, managers, employees, agents, investors, lenders, creditors, attorneys, shareholders, members, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) related to Executive’s employment or service with the Company or its subsidiaries or termination therefrom. Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, spouses, family members, executors, beneficiaries, trustees, administrators, legal representatives, agents, successors and assigns (collectively, the “Releasing Parties”), other than with respect to the Retained Claims, knowingly and voluntarily, irrevocably and unconditionally, hereby and forever releases and discharges the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, commitment, suit, controversy, action, duty, obligation, or cause of action, cross-claim, counter claim, demand, debt, right, promise, contract, grievance, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, expenses, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Release becomes effective and enforceable), relating to any matters of any kind, and whether presently known or unknown, suspected or unsuspected, pending or not pending, that Executive or the Releasing Parties may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Release relating to Executive’s employment or service with the Company or its subsidiaries or termination therefrom, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and 1871; the National Labor Relation Act of 1935; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act of 1963; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act of 1988; the Family and Medical Leave Act of 1993; the Occupational Safety and Health Act; the Immigration Reform and Control Act of 1986; the Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act; the Sarbanes-Oxley Act of 2002; the Internal Revenue Code of 1986; any applicable Executive Order Programs; and their state and local counterparts, including the California Fair Employment and Housing Act, and the California Government Code Section 12940, et. seq., each as amended;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Release;

(h) any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates; and

(i) any and all claims for attorneys’ fees and costs (all of the foregoing, collectively referred to herein as the “Claims”).

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

EXECUTIVE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

This Release does not release Claims that cannot be released as a matter of law, including, but not limited to, (i) Claims that arise solely and completely after Executive executed this Release, (ii) Claims for breach or enforcement of this Release, (iii) Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, (iv) Executive’s right to file a charge with or participate in a charge or investigation by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment other than as otherwise noted above), (v) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (vi) Claims for indemnity under the bylaws of the Company, as provided for by California or Delaware law or under any applicable indemnification agreement or insurance policy with respect to Executive’s liability as an employee, director or officer of the Company, (vii) Claims to any benefit entitlements vested as the date of separation of Executive’s employment pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This Release further does not release Claims for the Company’s breach of its executory obligations under Section 7 of the Employment Agreement. This Release does not prevent Executive from cooperating with an investigation conducted by any governmental agencies, including without limitation the National Labor Relations Board (the “NLRB”). Nothing herein will prevent Executive from participating in an activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is sought to be made under seal. The claims described in this paragraph are referred to as the “Retained Claims.”

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this Release is knowing and voluntary. Executive understands and agrees that this Release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Release. Executive understands and acknowledges that the consideration given for this Release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive has the right to and is hereby advised to consult with an attorney prior to executing this Release; (b) Executive has [twenty-one (21)]1 calendar days from the date of initial receipt within which to consider this Release, although Executive may sign it at any time sooner, and the Parties agree that such time period to review this Release shall not be extended upon any changes to this Release and any such changes are not material or were made at Executive’s request; (c) Executive has seven (7) calendar days following Executive’s execution of this Release to revoke this Release pursuant to written notice to the General Counsel of the Company; (d) this Release shall not be effective until the day immediately following this seven (7) day revocation period has expired; and (e) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release and returns it to the Company in less than the [twenty-one (21)] calendar day period identified above, Executive hereby acknowledges that Executive was afforded the opportunity to have a period of at least [twenty-one (21)] calendar days to consider it and Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release. This Release will become effective on the day immediately following the seventh (7th) calendar day after Executive signed this Release (the “Effective Date”). Executive further understands that Executive will not be given any severance benefits under Section 7 of the Employment Agreement unless this Release is effective on or before the date that is fifty-five (55) days following the date of Executive’s termination of employment.

[1]	For individuals age 40 or over, in the event of a group termination, to be 45 days with an OWBPA disclosure added.

4. Terminations; Resignations. Executive hereby confirms Executive’s termination from all offices, directorships and other positions, if any, then held with the Company, effective as of the date of Executive’s termination of employment, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

5. Executive Representations. Executive represents and warrants that:

(a) Executive has surrendered to the Company all lists, books and records of, or in connection with, the Company business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.

(b) Executive is not owed wages, commissions, bonuses or other compensation, other than the Accrued Obligations and as set forth in Section 7(a) of the Employment Agreement.

(c) During the course of Executive’s employment, Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law.

6. Confirmation of Continuing Obligations. Executive hereby expressly reaffirms Executive’s continuing obligations under any agreements or other documents with the Company or any of the other Releasees, including, without limitation, Section 10 of the Employment Agreement and the Confidentiality Agreement, and Executive acknowledges that such obligations shall survive Executive’s termination of employment (collectively, the “Continuing Obligations”).

7. No Assignment. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any claim that Executive may have against the Releasees.

8. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Release shall continue in full force and effect without said provision or portion of provision.

9. 2Governing Law; Venue. This Release shall be governed by and construed in accordance with the laws of the [State of California], without regard to the conflicts of laws principles thereof. Any action brought hereon shall be brought in the state or federal courts sitting in [San Diego County, California], the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over such party and consents to service of process in any manner authorized by [California] law.

10. Dispute Resolution. All disputes under this Release shall be governed by Section 11 of the Employment Agreement.

[2]	To be updated for employee location.

11. Entire Agreement; Modification. This Release and the Confidentiality Agreement (and the other documents referenced herein and therein, including the Continuing Obligations) set forth the entire understanding of the parties with respect to the subject matter hereof, and supersede all existing agreements between them concerning such subject matter. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

12. Counterparts; .pdf Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Release may be executed and delivered by .pdf file and upon such delivery the.pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

13. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Release; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release; (c) Executive has been represented in the preparation, negotiation, and execution of this Release by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Release and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Release.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Release on the respective dates set forth below.

EXECUTIVE

Dated:
Print Name: Stephanie Kenney

ATRIUM THERAPEUTICS.

Dated:	By:

Name:
Title:

EXHIBIT B

CONFIDENTIALITY AGREEMENT